UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934


                           ISIS PHARMACEUTICALS, INC.
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)

                                   4643300109
                                 (CUSIP Number)

                            Wayne P. Merkelson, Esq.
                              Novartis Corporation
                                  608 Fifth Ave
                               New York, NY 10020
                            Telephone: (212) 830-2432
                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                                 Communications)

                                    Copy to:

                             Spencer D. Klein, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 848-4000


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)
--------------------------------------------------------------------------------

CUSIP No.  4643300109

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                 Novartis AG
                 ---------------------------------------------------------------

                 ---------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[ ]      (a)
                  --------------------------------------------------------------

[ ]      (b)
                  --------------------------------------------------------------

(3)      SEC Use Only
                      ----------------------------------------------------------

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization  Switzerland
                                               ---------------------------------

         Number of         (5)      Sole Voting Power 0
         Shares                                      ---------------------------
         Beneficially
         Owned by                   --------------------------------------------
         Each              (6)      Shared Voting Power 1,819,000
         Reporting                                     -------------------------
         Person
         With                       --------------------------------------------
                           (7)      Sole Dispositive Power 0
                                                          ----------------------

                                    --------------------------------------------
                           (8)      Shared Dispositive Power 1,819,000
                                                            --------------------

         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                        1,819,000
                  --------------------------------------------------------------

         (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  --------------------------------------------------------------

                  --------------------------------------------------------------

         (11)     Percent of Class Represented by Amount in Row (9)
                  4.52%
                  --------------------------------------------------------------

         (12)     Type of Reporting Person (See Instructions) CO
                                                             -------------------

CUSIP No.  4643300109

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                 Novartis Pharma AG
                 ---------------------------------------------------------------

                 ---------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[ ]      (a)
                  --------------------------------------------------------------

[ ]      (b)
                  --------------------------------------------------------------

(3)      SEC Use Only
                      ----------------------------------------------------------

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization  Switzerland
                                               ---------------------------------

         Number of         (5)      Sole Voting Power 0
         Shares                                      ---------------------------
         Beneficially
         Owned by                   --------------------------------------------
         Each              (6)      Shared Voting Power 1,819,000
         Reporting                                     -------------------------
         Person
         With                       --------------------------------------------
                           (7)      Sole Dispositive Power 0
                                                          ----------------------

                                    --------------------------------------------
                           (8)      Shared Dispositive Power 1,819,000
                                                            --------------------

         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                        1,819,000
                  --------------------------------------------------------------

         (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  --------------------------------------------------------------

                  --------------------------------------------------------------

         (11)     Percent of Class Represented by Amount in Row (9)
                  4.52%
                  --------------------------------------------------------------

         (12)     Type of Reporting Person (See Instructions) CO
                                                             -------------------

CUSIP No.  4643300109

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                 Novartis Pharmaceuticals Corporation
                 ---------------------------------------------------------------

                 ---------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[ ]      (a)
                  --------------------------------------------------------------

[ ]      (b)
                  --------------------------------------------------------------

(3)      SEC Use Only
                      ----------------------------------------------------------

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization  Switzerland
                                               ---------------------------------

         Number of         (5)      Sole Voting Power 0
         Shares                                      ---------------------------
         Beneficially
         Owned by                   --------------------------------------------
         Each              (6)      Shared Voting Power 0
         Reporting                                     -------------------------
         Person
         With                       --------------------------------------------
                           (7)      Sole Dispositive Power 0
                                                          ----------------------

                                    --------------------------------------------
                           (8)      Shared Dispositive Power 0
                                                            --------------------

         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                        0
                  --------------------------------------------------------------

         (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  --------------------------------------------------------------

                  --------------------------------------------------------------

         (11)     Percent of Class Represented by Amount in Row (9)
                  0%
                  --------------------------------------------------------------

         (12)     Type of Reporting Person (See Instructions) CO
                                                             -------------------

CUSIP No.  4643300109

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                 Genetic Therapy, Inc.
                 ---------------------------------------------------------------

                 ---------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[ ]      (a)
                  --------------------------------------------------------------

[ ]      (b)
                  --------------------------------------------------------------

(3)      SEC Use Only
                      ----------------------------------------------------------

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization  Delaware
                                               ---------------------------------

         Number of         (5)      Sole Voting Power 0
         Shares                                      ---------------------------
         Beneficially
         Owned by                   --------------------------------------------
         Each              (6)      Shared Voting Power 0
         Reporting                                     -------------------------
         Person
         With                       --------------------------------------------
                           (7)      Sole Dispositive Power 0
                                                          ----------------------

                                    --------------------------------------------
                           (8)      Shared Dispositive Power 0
                                                            --------------------

         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                        0
                  --------------------------------------------------------------

         (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  --------------------------------------------------------------

                  --------------------------------------------------------------

         (11)     Percent of Class Represented by Amount in Row (9)
                  0%
                  --------------------------------------------------------------

         (12)     Type of Reporting Person (See Instructions) CO
                                                             -------------------

Item 1.  Issuer

         This Amendment to Schedule 13G (the "Amendment") amends the Statement on Schedule 13G filed on February 13, 1999 by Novartis AG with respect to shares of Common Stock of the Issuer listed below.

         (a)  Isis Pharmaceuticals, Inc.

         (b)  2292 Faraday Avenue
              Carlsbad, California 92008

Item 2.  Person Filing

         (a) Name of Person Filing: Novartis AG ("Novartis"), Novartis Pharma AG, Novartis Pharmaceuticals Corporation and Genetic Therapy, Inc. (together, the "Filers")
         (b)  Address of Principal Office:
              (i) The principal offices of Novartis are located at Lichtstrasse 35, CH-4002, Basel, Switzerland.
              (ii) The principal offices of Novartis Pharma AG are located at Lichtstrasse 35, CH-4002, Basel, Switzerland.
              (iii) The principal offices of Novartis Pharmaceuticals Corporation are located at 59 Route 10, East Hanover, New Jersey 07936.
              (iv) The principal offices of Genetic Therapy, Inc. are located at 938 Clopper Road, Gaithersburg, Maryland 20878.
         (c) Citizenship: Novartis and Novartis Pharma AG are Swiss corporations. Novartis Pharmaceuticals Corporation and Genetic Therapy, Inc. are Delaware corporations.
         (d)  Title of Class of Securities: Common Stock, $0.001 par value.
         (e)  CUSIP Number: 464300109

Item 3.  This statement is filed pursuant toss.240.13d-1(c).

Item 4.  Ownership

         (a) Amount Beneficially Owned: Novartis Pharma AG beneficially owns 1,819,000 shares of Common Stock.
         (b)  Percent of Class: 4.52%
         (c)  Number of shares as to which each person has:
              (i)    Sole Voting Power: -0-
              (ii)   Shared Voting Power: 1,819,000
              (iii)  Sole Dispositive Power: -0-
              (iv)   Shared Dispositive Power: 1,819,000

Item 5.  Ownership of Five Percent or Less of a Class

         As of the date of the filing of the Amendment, the Filers cease to beneficially own more than five percent of the Common Stock.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of Group

         Not Applicable.

Item 10. Certification if Statement Filed Pursuant to Rule 13d-1(c)

         (a)  Not applicable.

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 30, 2001


                                            NOVARTIS AG


                                            By: /s/ George Miller
                                                -------------------------
                                            Name:   George Miller, Esq.


                                            By: /s/ Dr. Urs Baerlocher
                                                -------------------------
                                            Name:   Dr. Urs Baerlocher

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 30, 2001


                                            NOVARTIS PHARMA AG


                                            By: /s/ Joseph E. Mamie
                                                -----------------------
                                            Name:   Joseph E. Mamie


                                            By: /s/ Dr. Herbert Gut
                                                -----------------------
                                            Name:   Dr. Herbert Gut

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 30, 2001


                                            NOVARTIS PHARMACEUTICALS
                                              CORPORATION


                                            By: /s/ Gary Rosenthal
                                               ----------------------
                                            Name:   Gary Rosenthal
                                            Title:  Vice President

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 30, 2001


                                            GENETIC THERAPY, INC.


                                            By: /s/ David Langham
                                               ------------------------
                                            Name:   David Langham
                                            Title:  Vice President